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Exhibit 99.1
                           GULFMARK OFFSHORE, INC.


                                PRESS RELEASE

                             FOR IMMEDIATE RELEASE


                             GulfMark Offshore, Inc
                Announces Third Quarter 2001 Earnings Release Date
                      and Conference Call Information


     HOUSTON, TX, October 23, 2001 - GulfMark Offshore, Inc. (NASDAQ:GMRK) today announced plans to report earnings for the three and nine months ended September 30, 2001, on Wednesday, October 31, 2001, after the close of the U.S. market. The Company will conduct a conference call at 9:00 a.m. Eastern time on Thursday, November 1, 2001. Individuals who wish to participate in the conference call should dial
(800) 553-0273 in the United States or (612) 332-0226 from outside the country. It is recommended that participants dial in five to ten minutes prior to the scheduled start time of the call.

     The conference call may also be accessed via the internet at www.bestcalls.com.

     A telephonic replay of the conference call will be available after 12:30 p.m. Eastern time on November 1, 2001 through November 3, 2001 and can be accessed by dialing (800) 475-6701 (international calls should use (320) 365-3844) and entering access code 609108. A replay will be available for approximately 30 days through the internet and can be accessed by visiting the above-referenced internet address.

     GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of fifty (50) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, Brazil and West Africa.


Contact:     Edward A. Guthrie, Executive Vice President & CFO
             (713) 963-9522






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